EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-106540 of North Shore Gas Company on Form S-4 of our report dated December 12, 2002, relating to the consolidated financial statements and the related financial statement schedules of North Shore Gas Company for each of the three years in the period ended September 30, 2002, appearing in the Current Report on Form 8-K/A dated August 21, 2003 of North Shore Gas Company and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 29, 2003